October 28, 2010

Securities and Exchange Commission
100 F Street, N.E.
Washington, D. C. 20549

Re:  Yellow7, Inc.

Gentlemen:

Please be advised that I have reached the following conclusions regarding the above offering:

1.  Yellow7, Inc. (the “Company”) is a duly and legally organized and existing Texas state corporation, with its registered office located and principal place of business located in Little Elm, Texas.  The Certificate of Formation of Limited Liability Company with registration fees were submitted to the Texas Secretary of State and filed with the office on February 26, 2007 and the Certificate of Conversion and Certificate of Formation For-Profit Corporation with registration fees were submitted to the Texas Secretary of State and filed with the office on July 13, 2010.  The Company’s existence and form is valid and legal pursuant to Texas law.

2.  The Company is a fully and duly incorporated Texas corporate entity. The Company has one class of Common Stock at this time. Neither the Articles of Incorporation, Bylaws nor subsequent resolutions change the non-assessable characteristics of the Company’s common shares of stock. The Common Stock previously issued by the Company is in legal form and in compliance with the laws of the State of Texas, its Constitution and reported judicial decisions interpreting those laws and, when such stock was issued, it was duly authorized, fully paid for and non-assessable. The common stock to be sold under this Form S-1 Registration Statement is likewise legal under the laws of the State of Texas, its Constitution and reported judicial decisions interpreting those laws and when such stock is issued it will be duly authorized, fully paid for and non-assessable.

3.  To my knowledge, the Company is not a party to any legal proceedings nor are there any judgments against the Company, nor are there any actions or suits filed or threatened against it or its officers and directors, in their capacities as such, other than as set forth in the registration statement.  I know of no disputes involving the Company and the Company has no claim, actions or inquires from any federal, state or other government agency, other than as set forth in the registration statement.  I know of no claims against the Company or any reputed claims against it at this time, other than as set forth in the registration statement.

4.  The Company’s outstanding shares are all common shares. There are no liquidation preference rights held by any of the Shareholders upon voluntary or involuntary liquidation of the Company.

5.  The directors and officers of the Company are indemnified against all costs, expenses, judgments and liabilities, including attorney’s fees, reasonably incurred by or imposed upon them or any of them in connection with or resulting from any action, suit or proceedings, civil or general, in which the officer or director is or may be made a party by reason of being or having been such a director or officer. This indemnification is not exclusive of other rights to which such director or officer may be entitled as a matter of law.

6.  All tax benefits to be derived from the Company’s operations shall inure to the benefit of the Company. Shareholders will receive no tax benefits from their stock ownership, however, this must be reviewed in light of the Tax Reform Act of 1986.

7.  By directors’ resolution, the Company has authorized the issuance of up to 200,000 shares of common stock for the Form S-1 Registration Statement. The Company has also authorized 5,010,000 shares of common stock for sale by selling shareholders, resulting in a total of 5,210,000 shares to be registered.

The Company’s Articles of Incorporation presently provide the authority to the Company to issue 100,000,000 shares of common stock, with a par value of $0.0001 per share.  Therefore, a Board of Directors’ Resolution which authorized the issuance for sale of up to 200,000 shares of common stock is within the authority of the Company’s directors and the shares, when issued, will be validly issued, fully paid and non-assessable.

I hereby consent to the use of my opinion as herein set forth as an exhibit to the Registration Statement and to the use of my name under the caption “Legal Matters” in the prospectus forming a part of the Registration Statement.

Very truly yours,

By:	/s/ Wani Manly
Wani Iris Manly, Esq.
W. MANLY, P.A.
For the Firm